Exhibit 16.1

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation


To the Board of Directors of
Northern Explorations, LTD.
(an Exploration Stage Company)

January 26, 2007

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Northern Explorations Ltd., a Nevada corporation (the "Company") and we reported on the balance sheets of the Company for the period from its inception on November 17, 2004 to March 31, 2005 and for the fiscal year ending March 31, 2006 and the related statements of operations, stockholders' equity and cash flows.

On August 1, 2006, we resigned as the independent registered public accounting firm of the Company We have read the Company's statements included under Item
4.01 of its Form 8-K, dated January 26, 2007 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements related to the engagement of Chang G. Park, CPA, Ph.D. as its independent registered public accounting firm.

Sincerely,


/s/ Armando C. Ibarra
---------------------------------
Armando C. Ibarra, C.P.A.
Chula Vista, Ca.
January 29, 2007